Compliance Policies and Procedures Manual
APPENDIX 1: Code of Ethics
Last Updated December 18, 2013

Code of Ethics

Introduction

High ethical standards are essential for the success of White Oak Global Advisors, LLC and White Oak Merchant Partners, LLC (for the purposes of this Code, the “Adviser” or “White Oak”) and to maintain the confidence of its private investment funds and underlying investors, separately managed accounts and other accounts (collectively, the “Clients”).  The Adviser’s long-term business interests are best served by adherence to the principle that the interests of Clients come first. We have a fiduciary duty to Clients to act solely for the benefit of our Clients.  All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s Clients before their own personal interests and must act honestly and fairly in all respects in dealings with Clients.  All personnel of the Adviser must also comply with all federal securities laws.  In recognition of the Adviser’s fiduciary duty to its Clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s Clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser.  If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer,1 who is charged with the administration of this Code.

Definitions

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

“Beneficial Ownership” includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

“Covered Person” means any director/manager, officer, or employee of the Adviser.

“Personal Account” means any account in which a Covered Person has any Beneficial Ownership.

“Reportable Security” means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivatives, commodities, options or forward contracts relating thereto, except that it does not include (the "Exempted Securities"):

•	Direct obligations of the Government of the United States;

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1 Any concerns regarding the Compliance Officer should be raised with the General Counsel.

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•	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

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Shares issued by registered open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”); and

•	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

 “Short Sale” means the sale of securities that the seller does not own.  A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

Applicability of Code of Ethics

This Code applies to all Personal Accounts of all Covered Persons.  A Personal Account also includes an account maintained by or for:

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Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Compliance Officer.

Restrictions on Personal Investing Activities

It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code, the Firm’s Restricted List or otherwise prohibited by any applicable laws.  Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Code.

Prohibitions on Trading in Securities on the Restricted List.  A Covered Person may not execute any personal securities transaction of any kind in any securities on the Restricted List. The Compliance Officer will administer the Restricted List.  The Compliance Officer will ensure that securities under consideration for Clients, as well as any securities owned by Clients in addition to securities where the Adviser has received material nonpublic information are promptly added to the Restricted List.  The Restricted List is covered more generally in Appendix 10: Policies to Prevent Insider Trading.

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Private Placements and Investment Opportunities of Limited Availability.  A Covered Person may not acquire any Beneficial Ownership in ANY securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval.  The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Adviser.

Short Term or Excessive Trading.  The Adviser believes that short term or excessive personal trading by its Covered Persons can raise compliance and conflicts issues.  Excessive Trading is defined as more than a dozen trades a week for three (3) consecutive weeks, unless pursuant to an objective verifiable methodology such as a newsletter, formal quantitative trading plan (such as IBD ratings) or within a Wrap Fee Program or fully managed account  Accordingly, the Compliance Officer will review trades made in Personal Accounts and will take necessary action if needed to restrict such activity.

Reporting of Personal Accounts to the Compliance Officer

Duplicate Copies of Broker's Account Statements to Adviser.  All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person's account in which any Reportable Securities are held to supply the Compliance Officer with duplicate account statements, either in the form of physical paper account statements or through electronic feeds directly from the third-party brokerage Firm to White Oak’s compliance software application (MyComplianceoffice, offered by TerraNua.  Fully Managed accounts shall only be considered “Not Monitored” if a letter from the Adviser attests to the fact that the employee will not be able to direct specific trades in the account.

New Accounts.  Each Covered Person or new employee must notify the Compliance Officer promptly if the Covered Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian, and must declare such account promptly through the MyComplianceoffice application.  Additionally,  “initial holdings reports” must be submitted to the Chief Compliance Officer within 10 calendar days of a person becoming an “Access Person”, in addition to account information.

Disclosure of Securities Holdings.  All Covered Persons will, within 10 days of commencement of employment with the Adviser, submit an initial statement to the Compliance Officer listing all of the

•	names of any brokerage Firms or banks where the Covered Person has an account in which ANY securities are held

•	account numbers of such accounts

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Thereafter Covered Persons must annually certify to the Compliance Officer that the list of previously declared accounts is still accurate and complete.  If the employee opens new personal accounts intra-year, he or she must promptly notify the Compliance Officer of such accounts and not wait to the annual certification process to declare such new accounts.

Exceptions to Reporting Requirements. A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has not direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an Automatic Investment Plan or third-party 401K which do not permit trades in individual stocks or bonds.

Transactions Subject to Review.  The Compliance Officer will review employee’s personal trades through the MyComplianceoffice application and – if necessary due to technology constraints – by reviewing physical accounts statements for the employee’s account.

Management of Non-Adviser Accounts

Covered Persons are prohibited from managing accounts for third parties who are not Clients of White Oak or serving as a trustee for third parties unless the Compliance Officer pre-clears the arrangement and finds that the arrangement would not harm any Client.  The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

Service on Boards of Directors; Other Business Activities

A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Covered Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any Client account.  The Covered Person must submit to the Compliance Officer a written description of any business activities in which the Covered Person has a significant role.   Any outside business activities of a Covered Person must be approved by the Compliance Officer.

Gifts / Business Entertainment

Under no circumstances may a Covered Person initiate or encourage the provision of a gift from any person or organization. Receiving and/or providing excessive gifts or entertainment to/from others is prohibited.

$100 Gift Limit.  Covered Persons may accept only business-related meals, entertainment, gifts or favors when the value involved is not significant and clearly will not create any appearance of a conflict of interest or an obligation to the donor and subject to the following conditions:

•	The value of a gift or favor should be less than $100 and may not be part of a recurrent pattern of giving.

•	Each Covered Person may accept gifts from a single giver (any Firm or natural person associated with such Firm) in amounts not exceeding $100 in any year.

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•	Such prohibition does not limit ordinary and usual business entertainment provided by a Firm or its associated persons to Covered Persons.

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Thus, when a Firm or its associated persons are hosting Covered Persons at an occasional meal, sporting event, theater production or comparable entertainment event, such events would not be subject to the $100 gift restriction so long as it is neither so frequent nor so extensive as to raise any question of propriety.

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Before accepting anything with an assumed individual or aggregate value (except for those items noted directly above) from any outside business person in excess of $100 during any year — Covered Persons must obtain the approval of the Compliance Officer.

Provision of Gifts / Business Entertainment.  Covered Persons may provide only business-related meals, entertainment, gifts or favors when the value involved is not significant and clearly will not create any appearance of a conflict of interest or an obligation to the donor and subject to the following conditions:

•	The value of a gift or favor should be less than $100 and may not be part of a recurrent pattern of giving.

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Each Covered Person may give gifts to a single receiver (any Firm or natural person associated with such Firm) in amounts not exceeding $100 in any year. Such prohibition does not limit ordinary and usual business entertainment provided to a Firm or its associated persons.

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Thus, when a Firm or its associated persons are hosted by Covered Persons at an occasional meal, sporting event, theater production or comparable entertainment event, such events would not be subject to the $100 gift restriction so long as it is neither so frequent nor so extensive as to raise any question of propriety.

Reporting. All Covered Persons must submit to the Compliance Officer a report of any gifts received over $100 and any business entertainment events attended during the preceding quarter within 30 days after the end of each calendar quarter.  A form of quarterly report is set forth as Attachment C.

ERISA / Government Clients.  Providing excessive gifts or entertainment to others in connection with the business of White Oak is also prohibited:

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Giving extravagant gifts or entertainment to the fiduciary of an account can be construed as an inducement to such fiduciary to allocate Client assets on a basis other than the suitability of the manager.

•	Further, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and many state laws (with respect to state plans) prohibit such gifts.

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•	In any case, no gifts or entertainment of any value should be given with respect to any ERISA benefit plan investor or state or municipal pension without prior approval of the Compliance Officer.

Relationships with Outside Vendors

White Oak employees should be careful when doing business on behalf of White Oak with outside vendors (“Vendors”) with which an White Oak employee has a financial interest or family or personal relationship.  These situations may present conflicts of interest that could impair the employee from acting solely in the best interests of White Oak and its Clients, and without regard to the financial interest or family or personal relationship.  When an employee learns that White Oak is, or is considering, doing business with a Vendor with which that or another employee has a financial, family or personal relationship, the employee should disclose that information immediately to the Compliance Officer.  While there is no absolute prohibition against holding a financial interest in or having a family or personal relationship with a Vendor, White Oak will examine these situations, before the relationship with White Oak begins to the extent practicable, so that White Oak can evaluate any potential conflicts of interest.

In evaluating these situations, a conflict of interest will be presumed to exist when an employee who has a financial, family or personal relationship with a Vendor approves the use of the Vendor, or negotiates the terms of the agreement with the Vendor.  Certain mitigating facts can overcome this presumption.  Factors that will be considered include the significance of the financial interest, the degree of the family or personal relationship, and whether the fairness of the price of the goods or services can be determined independently.

Recordkeeping

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code, all periodic statements and reports of Covered Persons, copies of all historical trade preclearance forms and emails, or an electronic equivalent through the Firm’s MyComplianceoffice application, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code.

The Compliance Officer will maintain a list of all Covered Persons of White Oak currently and for the last five (5) years.  All periodic statements of Covered Persons may be kept electronically on the Firm’s shared drive or the MyComplianceoffice application.

Oversight of the Code

Acknowledgment.  The Compliance Officer will annually distribute a copy of the Code to all Covered Persons.  The Compliance Officer will also distribute promptly all amendments to the Code. All Covered Persons are required annually to sign and acknowledge their receipt of this Code by signing a physical acknowledgement form or such other form as may be approved by the Compliance Officer, e.g. an electronic equivalent through the Firm’s MyComplianceoffice application..

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Review of Transactions.  Each Covered Person's transactions in his/her Personal Account will be reviewed on a regular basis and compared with the Restricted List.  Any Covered Person transactions that are believed to be a violation of this Code will be reported promptly to the management of White Oak.  The General Counsel (or his delegate) will review the Compliance Officer’s transactions.

Sanctions.  Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

Authority to Exempt Transactions.  The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code if the Compliance Officer determines that such exemption would not be against any interests of a Client and in accordance with applicable law.  The Compliance Officer will prepare and file a written memorandum, or electronic equivalent, of any exemption granted, describing the circumstances and reasons for the exemption.

ADV Disclosure.  The Compliance Officer will ensure that the Adviser’s Form ADV Part 2A describes the Code and offers to provide a copy of the Code to any Client or prospective Client upon request.

Suspected Violations.  Covered Persons must report immediately any suspected violations to the Compliance Officer.  If any Covered Person has any concerns about suspected violations of the Compliance Officer, such Covered Person must report such concerns immediately to the Chief Operating Officer of the Adviser.

Confidentiality

All reports of personal securities transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

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